Exhibit 5.1

                                  July 15, 1999


Board of Directors
Hollywood Entertainment Corporation
9275 SW Peyton Lane
Wilsonville, OR 97070


     We have acted as counsel for Hollywood Entertainment Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended, covering an aggregate principal amount of $50,000,000 of 10e% Senior Subordinated Notes due 2004 of the Company (the "Notes") being offered for exchange by the Company. We have reviewed the corporate action of the Company in connection with this matter and have examined the documents, corporate records and other instruments we deemed necessary for the purpose of this opinion.

     Based on the foregoing, it is our opinion that:

     (i) The Company is a corporation existing under the laws of the State of Oregon; and

     (ii) The Notes have been duly authorized.

     We consent to the use of our name in the Registration Statement and in the Prospectus filed as a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       STOEL RIVES LLP